Exhibits 5.1 and 23.2

LAW OFFICES OF
GARY L. BLUM
3278 WILSHIRE BOULEVARD
SUITE 603
LOS ANGELES, CALIFORNIA 90010

GARY L. BLUM                                                                                        TELEPHONE: (213) 381-7450
EMAIL: gblum@gblumlaw.com                                                             FACSIMILE: (213) 384-1035

April 29, 2016

CD International Enterprises, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, FL  33441

Re: CD International Enterprises, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 100,000,000 shares of common stock, $0.0001 par value per share (the “Shares”), of CD International Enterprises, Inc., a Florida corporation (the “Company”), authorized for issuance pursuant to the Company’s 2016 Employee and Consultant Stock Incentive and Compensation Plan (the “Plan”). The maximum number of shares of common stock which may be subject to awards under the Plan made to individuals who are neither officers, directors nor employees of our company is limited to 30,000,000 shares.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, as filed with the Commission under the Act on the date hereof; (ii) the Plan; (iii) the Certificate of Incorporation of the Company, as amended to date; and (iv) the By-laws of the Company; and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render the opinions expressed herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. The opinion set forth below is subject to the following further qualifications, assumptions and limitations that:

 (a) all Shares will be issued in accordance with the terms of the  Plan;  and (b) the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and such stock certificates will conform to the specimen certificates examined by us.

 Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when delivered and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

 We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

 /s/ Gary L. Blum
Law Offices of Gary L. Blum